(g)(10)

APPENDIX A

TO

CUSTODIAN AGREEMENT

BETWEEN

MELLON BANK

AND

EACH OF THE INVESTMENT

COMPANIES LISTED ON APPENDIX A

DATED AS OF OCTOBER 1, 2001

The following is a list of the Funds and their respective Portfolies for which the Custodian shall serve under a Custodian Agreement dated as of July 1, 2001.

FUND	PORTFOLIO	EFFECTIVE AS OF:
Fidelity Advisor Series I	Fidelity Advisor Growth
	Opportunities Fund	October 1, 2001
Fidelity Capital Trust	Fidelity Value Fund	October 1, 2001
Variable Insurance Products Fund	Growth Portfolio	October 1, 2001
Variable Insurance Products Fund III	Growth Opportunities Portfolio	October 1, 2001

IN WITNESS WHEREOF, each of the parties has caused this Appendix to be executed in its name and behalf on the day and year first set forth opposite each such Portfolio.

Each of the Investment Companies Listed on		\\\\\\\\\\\\\\\\\\\	Mellon Bank, N.A.
Appendix "A" on Behalf
of each of Their Respective Portfolios

By:	/s/Robert A. Dwight		By:	/s/Christopher Healy
Name:	Robert A. Dwight		Name:	Christopher Healy
Title:	Treasurer		Title:	First Vice President